                                                                 EXHIBIT 3.01(b)
                                   EXHIBIT A
                                   ---------


                          CERTIFICATE OF DESIGNATIONS

                                      OF

                         AMERIQUEST TECHNOLOGIES, INC.

     AmeriQuest Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in
                                                           -----------
accordance with the provisions of Section 151(g) thereof, hereby certifies as follows:

     Pursuant to the authority conferred upon the Board of Directors by the Certificate of Amendment of the Certificate of Incorporation of the Corporation filed with the Office of the Secretary of State of the State of Delaware on September 14, 1994, the Board of Directors on August 3, 1995 adopted the following resolutions decreasing to zero the number of authorized shares of this Corporation's Series C Preferred Stock and creating five new series of Preferred
Stock:

     RESOLVED, that because no shares of the Corporation's Series C Preferred Stock are currently outstanding and pursuant to the authority granted to the Board of Directors by the Fourth Article of the Certificate of Amendment of the Certificate of Incorporation of the Corporation filed with the Office of the Secretary of State of the State of Delaware on September 14, 1994 (the "Certificate"), the number of authorized shares of the Corporation's Series C
 -----------
Preferred Stock shall be reduced to zero and no shares of the Corporation's Series C Preferred Stock shall be issued subject to the Certificate of Designations previously filed with the Office of the Secretary of State of the State of Delaware on July 18, 1994 with respect to the Series C Preferred Stock;

     RESOLVED, that pursuant to the authority granted to the Board of Directors by the Fourth Article of the Certificate, five new series of the class of Preferred Stock of the Corporation are hereby created, and the designation and amounts thereof and the powers, preferences, privileges, restrictions, limitations, qualifications and rights of the shares of each such series are as follows:

SECTION 1:  SERIES A, SERIES B, SERIES D, SERIES E AND
            ------------------------------------------
            SERIES F PREFERRED STOCK.
            ------------------------

     The following number of shares of authorized and unissued Preferred Stock, par value $0.01 per share, of the Corporation are hereby designated as follows, with the respective powers, preferences, rights, limitations and restrictions specified herein:

          (i) Eight Hundred Ten Thousand, Eight Hundred and Eleven (810,811) shares are designated as Series A Preferred Stock (hereinafter referred to as the "Series A Preferred Stock");
     ------------------------

          (ii) One Million, Seven Hundred Eighty Five Thousand, Seven Hundred and Fourteen (1,785,714) shares are designated as Series B Preferred Stock (hereinafter referred to as the "Series B Preferred Stock");
                                 ------------------------

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          (iii)  One Million, Four Hundred Three Thousand, Four Hundred and
Seventy Five (1,403,475) shares as designated as Series D Preferred Stock (hereinafter referred to as the "Series D Preferred Stock");
                                 ------------------------

          (iv) Four Hundred Thousand (400,000) shares as designated as Series E Preferred Stock (hereinafter referred to as the "Series E Preferred Stock");
                                                 ------------------------

          (v) Five Hundred Fourteen Thousand, Eight Hundred and Fifty Seven (514, 857) shares as designated as Series F Preferred Stock (hereinafter referred to as the "Series F Preferred Stock").
                    ------------------------


     1.1  Definitions.  For purposes of Sections 1 and 2 hereof, the following
          -----------
definitions shall apply:

          (a)  "Board" shall mean the Board of Directors of the Corporation.
                -----

          (b)  "Corporation" shall mean this corporation.
                -----------

          (c)  "Common Stock" shall mean the Common Stock, $0.01 par value of
                ------------
the Corporation.

          (d)  "Original Issue Date" shall mean (i) with respect to the Series A
                -------------------
Preferred Stock, Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, the date on which this Certificate of Designations is filed with the Delaware Secretary of State, and (ii) with respect to any other series of Preferred Stock which may be issued in the future the date on which the first share of such Series of Preferred Stock is issued.

          (e)  "Original Issue Price" shall mean $22.20 per share for the Series
                --------------------
A Preferred Stock, $17.50 per share for the Series B Preferred Stock, $0.53 per share for the Series D Preferred Stock, $1.25 per share for the Series E Preferred Stock and $5.25 per share for the Series F Preferred Stock.

          (f)  "Issued Preferred Stock" shall mean the Series A Preferred Stock,
                ----------------------
Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock of the Corporation.

          (g)  Subsidiary" shall mean any corporation of which at least fifty
               ----------
percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

     1.2  Dividends.
          ---------

          (a)  Issued Preferred Stock Dividends.  The holders of the then
               --------------------------------
outstanding Issued Preferred Stock shall be entitled to receive, if, as and when declared by the Board, out of any assets or funds legally available therefor, dividends concurrently with any dividends paid on the outstanding shares of Common Stock, in any given fiscal year of the Corporation, in an amount at least equal to the dividend that would be payable upon and with respect to the number

                                       2
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of shares of Common Stock into which the shares of Issued Preferred Stock are convertible on the date of such payment.

          (b)  Dividends Noncumulative.  Subject to the provisions of Section
               -----------------------
1.2(a), dividends on the Issued Preferred Stock shall not be mandatory or cumulative, and no rights shall accrue to the holders of the Issued Preferred Stock in the event that the Corporation shall fail to declare or pay dividends on the Issued Preferred Stock in a specified amount in any previous fiscal year of the Corporation, whether or not the earnings of the Corporation in the previous fiscal year were sufficient to pay such dividends in whole or in part; provided, however, nothing in this Section 1.2(b) shall be read to allow the
--------  -------
Corporation to pay or declare dividends on the outstanding shares of Common Stock without complying with the provisions of Section 1.2(a).

     1.3  Liquidation Preferences.
          -----------------------

          (a)  Preference for Issued Preferred Stock.  In the event of any
               -------------------------------------
liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each share of Issued Preferred Stock then outstanding shall be entitled to be paid out of the assets and funds of the Corporation available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock or any other stock of the Corporation ranking on liquidation junior to the Issued Preferred Stock, an amount per share equal to the Original Issue Price of the applicable series of Issued Preferred Stock plus all declared but unpaid dividends on the Issued Preferred Stock (the "Issued
                                                                      ------
Preferred Preference").  All payments of the Issued Preferred Preference shall
--------------------
be made pro rata to all holders of Issued Preferred Stock based on the applicable Original Issue Price. If upon any liquidation, dissolution or winding up of the Corporation, the assets and funds to be distributed to the holders of the Issued Preferred Stock shall be insufficient to permit the payment to such stockholders of the full Issued Preferred Preference, then all of the remaining assets of the Corporation shall be distributed ratably to the holders of the Issued Preferred Stock based on the aggregate Issued Preferred Preference for the shares of Issued Preferred Stock held by each holder.

          (b)  No Participating Preference.  If, after the payment in full of
               ---------------------------
the Issued Preferred Preference, the Corporation has assets or funds remaining available for distribution to stockholders, then the remaining assets and funds of the Corporation available for distribution to stockholders shall be distributed to the holders of outstanding Common Stock without participation by the holders of the Issued Preferred Stock.

          (c)  Merger or Sale of Assets.  A consolidation or merger of the
               ------------------------
Corporation with or into any other corporation or corporations in which the holders of the Corporation's outstanding shares before the consolidation or merger do not retain a majority of the voting power of the surviving corporation (or its parent), or a sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section.

          (d)  Non-Cash Consideration.  In the case of any event described in
               ----------------------
paragraph (c) above, if the consideration received by the Corporation is other than cash, indebtedness or securities, the value of such consideration shall be its fair market value as determined in good faith by the Board. Any securities to be delivered pursuant to paragraphs (a) or (b) above, shall be valued as follows:

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               (1)  Securities not subject to investment letter or other similar restrictions on free marketability:

                    (A) If traded on a national securities exchange or the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the closing; and

                    (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                    (C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

               (2) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in clause (1)(A),
(B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

     1.4  Voting Rights.  Except as otherwise expressly provided herein, or as
          -------------
required by law, the holders of Issued Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. Each holder of shares of Issued Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Issued Preferred Stock could be converted pursuant to the provisions of Section 1.5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

     1.5  Conversion Rights.  The outstanding shares of Issued Preferred Stock
          -----------------
shall be convertible to Common Stock as follows:

          (a)  Optional Conversion.  Subject to Section 1.5(b), each share of
               -------------------
Issued Preferred Stock shall be convertible at any time or from time to time at the option of the holder thereof into fully paid and nonassessable shares of Common Stock as provided herein.

          (b)  Automatic Conversion.  Each share of Issued Preferred Stock will
               --------------------
be converted into fully paid and nonassessable shares of Common Stock as provided herein at such time as there are a sufficient number of authorized shares of Common Stock legally and validly reserved to effect the conversion or exercise of all outstanding shares of Issued Preferred Stock and all outstanding rights, options, warrants or other securities convertible, exchangeable or exercisable for Issued Preferred Stock.

          (c)  Conversion Price.  Each share of Issued Preferred Stock shall be
               ----------------
convertible into the number of shares of Common Stock which results from (a) dividing the Original Issue Price for the applicable series of Issued Preferred Stock by the conversion price of that series of Issued Preferred Stock that is in effect at the time of conversion (the "Conversion Price") and (b) multiplying
                                          ----------------
such quotient by (i) ten (10) with respect to Series A Preferred Stock, Series B

Preferred Stock, Series D Preferred Stock and Series F Preferred Stock and (ii) twenty-five (25) with respect to Series E Preferred Stock. The initial Conversion Price for each series of Issued Preferred Stock shall be its Original Issue Price. The Conversion Price shall be subject to adjustment from time to time as provided below.

          (d)  Adjustment for Stock Splits and Combinations.  If the Corporation
               --------------------------------------------
shall at any time or from time to time after the Original Issue Date of a series of Issued Preferred Stock effect a stock split or subdivision of the outstanding Common Stock, the Conversion Price for such series of Issued Preferred Stock in effect immediately before that subdivision shall be proportionately decreased, and, conversely, if the Corporation shall at any time or from time to time after the Original Issue Date of a series of Issued Preferred Stock combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price for such series of Issued Preferred Stock in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (b) shall become effective at the close of business on the date the stock split, subdivision or combination becomes effective.

          (e)  Adjustment for Common Stock Dividends and Distributions.  If the
               -------------------------------------------------------
Corporation at any time or from time to time after the Original Issue Date of a series of Issued Preferred Stock makes, or fixes, a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable solely in additional shares of Common Stock, in each such event the Conversion Price for such series of Issued Preferred Stock that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection (c) to reflect the actual payment of such dividend or distribution.

          (f)  Adjustments for Other Dividends and Distributions.  If the
               -------------------------------------------------
Corporation at any time or from time to time after the Original Issue Date of a series of Issued Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event appropriate provision shall be made so that the holders of such series of Issued Preferred Stock shall receive on the date of such dividend or distribution the amount of securities of the Corporation which they would have received had their Issued Preferred Stock been converted into Common Stock on the date of such event.

          (g)  Adjustment for  Reclassification, Exchange and Substitution.  If
               -----------------------------------------------------------
at any time or from time to time after the Original Issue Date of a series of Issued Preferred Stock, the Common Stock issuable upon the conversion of such series of Issued Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares, stock dividend, other dividend or distribution, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 1.5 or in Section 1.3(c)), then in any such event each holder of such series of Issued Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Issued Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (h)  Reorganizations.  If at any time or from time to time after the
               ---------------
Original Issue Date of a series of Issued Preferred Stock there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 1.5 or in Section 1.3(c)), as a part of such capital reorganization provision shall be made so that the holders of such series of Issued Preferred Stock shall thereafter be entitled to receive upon conversion of the Issued Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 1.5 with respect to the rights of the holders of Issued Preferred Stock after such capital reorganization to the end that the provisions of this Section 1.5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Issued Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

          (i)  Certificate of Adjustment.  In each case of an adjustment or
               -------------------------
readjustment of any Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Issued Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Issued Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the applicable Conversion Price at the time in effect and (2) the type and amount, if any, of other property which at the time would be received upon conversion of the applicable series of Issued Preferred Stock.

         (j)  Notices of Record Date.  Upon (1) any taking by the Corporation
              ----------------------
of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (2) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any transfer of all or substantially all the assets of the Corporation to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Issued Preferred Stock at least ten (10) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

          (k)  Mechanics of Optional Conversion.  Each holder of Issued
               --------------------------------
Preferred Stock who desires to convert the same into share of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Issued Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Issued Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Issued Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (l)  Mechanics of Automatic Conversion.  Upon the filing with the
               ---------------------------------
Secretary of State of the State of Delaware of an amendment to the Corporation's Certificate of Incorporation increasing the authorized number of shares of Common Stock to an amount sufficient to provide for the conversion of all authorized shares of Issued Preferred Stock for which a Certificate of Designations has been filed (whether or not such shares are outstanding), the outstanding shares of Issued Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that
                                                      --------  -------
the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Issued Preferred Stock are delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Issued Preferred Stock, the holders of Issued Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Issued Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

          (m)  Fractional Shares.  No fractional shares of Common Stock shall be
               -----------------
issued upon conversion of Issued Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the Common Stock's per share fair market value as determined in good faith by the Board as of the date of conversion.

          (n)  Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Issued Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Issued Preferred Stock; and if at any time (including without limitation the Original Issue Date) the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Issued Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (o)  Notices.  Any notice required by the provisions of this Section
               -------
1.5 to be given to the holders of shares of the Issued Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          (p)  Payment of Taxes.  The Corporation will pay all transfer taxes or
               ----------------
charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Issued Preferred Stock, except for any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Issued Preferred Stock so converted were registered.

          (q)  No Impairment.  The Corporation shall not amend its Certificate
               -------------
of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Issued Preferred Stock against dilution or other impairment.

          (r)  No Reissuance of Issued Preferred Stock.  No share or shares of
               ---------------------------------------
Issued Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.


SECTION 2:  RESTRICTIONS AND LIMITATIONS.
            ----------------------------

     2.1 So long as any shares of any series of Issued Preferred Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of eighty-five percent (85%) of the outstanding shares of such series of Issued Preferred Stock (i) increase the authorized shares of such series of Issued Preferred Stock or (ii) amend or repeal any provision of or add any provision to the Corporation's Certificate of Incorporation or Bylaws if such amendment or repeal would alter or change any of the rights, preferences, privileges of or limitations provided herein for the benefit of such series of Issued Preferred Stock.

     2.2 So long as any shares of any series of Issued Preferred Stock remain outstanding, the Corporation shall not, without the approval, by vote or written consent, of the holders of a majority of the outstanding Issued Preferred Stock, voting as a single class:

          (a)  Increase the total number of authorized shares of Preferred
Stock;

          (b) Authorize or issue any equity security (other than Common Stock) senior to or on a parity with any series of Preferred Stock as to dividend rights, redemption rights, liquidation preferences or voting rights;

          (c) Merge with or into or sell all or substantially all of its assets to any person or entity or effect any other form of corporate recapitalization or reorganization, if after such merger, sale, recapitalization or reorganization the then-current stockholders of the Corporation hold less than 50% of the combined voting power of the surviving entity;

          (d) Enter into any transaction that would result in a deemed dividend under Section 305 of the Internal Revenue Code 1986, as amended; or

          (e) Increase the size of the Board of Directors above nine (9) members.

     IN WITNESS WHEREOF, AmeriQuest Technologies, Inc., has caused this Certificate of Designations to be duly executed and attested this ____ day of August 1995.

                                      AMERIQUEST TECHNOLOGIES, INC.

                                      By:______________________________________
                                         Harold Clark
                                         Chief Executive Officer
Attest:


____________________________________
Stephen Holmes
Secretary